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                                                                      EXHIBIT 23





                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Great Lakes Aviation, Ltd.:

We consent to incorporation by reference in the registration statements
No. 33-90926 on form S-8 and No. 333-38338 form S-3 of Great Lakes Aviation, Ltd. of our report dated March 10, 2001 relating to the balance sheets of Great Lakes Aviation, Ltd. as of December 31,2000 and 1999, the related statements of operations, stockholders' equity, and cash flows, and related financial statement schedule for each of the years in the three-year period ended December 31, 2000, which appears in the December 31, 2000 Form 10-K of Great Lakes Aviation, Ltd.

Our report dated March 10, 2001, contains an explanatory paragraph that states the Company has suffered significant losses and has current liabilities in excess of current assets, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.







                                        /s/KPMG LLP
                                        KPMG LLP



Des Moines, Iowa
March 30, 2001